Exhibit 1.1

ARTICLES OF ASSOCIATION OF SWEDISH MATCH AB (PUBL)

TRANSLATION FROM SWEDISH

§ 1

The registered business name of the Company is Swedish Match AB.

The Company is a public limited company (publ).

§ 2

The registered office of Company is in Stockholm.

§ 3

The object of the Company’s operation is to directly or indirectly conduct business relating to the development and manufacture of and trade in tobacco products, matchsticks and lighters, and to carry out other activities that are related to the that business.

§ 4

The Company’s share capital shall amount to not less than eight hundred million Swedish kronor (SEK 300,000,000) and not more than three billion, two hundred million Swedish kronor (SEK 1,200,000,000).

§ 5

The nominal value of each of the share shall be SEK 2.40.

§ 6

Apart from persons that, pursuant to Swedish law, may be appointed in a manner other than by a General Meeting of Shareholders, the Board of Directors shall consist of not fewer than five and not more than ten members elected annually at the Annual General Meeting for the period extending to the close of the following Annual General Meeting.

§ 7

The Annual General Meeting shall elect not more than two authorised auditors plus not more than two deputies, or not more than two firms of auditors, for the period extending to the close of the Annual General Meeting held in the fourth financial year after the election of the auditors.

The Board of Directors is authorized to appoint one or several special auditors to audit the Board of Directors’ statement that is made in relation to an issue for non-cash consideration or payment through set-off of claims against the Company or other provisions for the subscription according to Chapter 4, § 6 of the Swedish Companies’ Act (1975:1385), or audit of merger plans according to Chapter 14, §§ 7 and 23 of said Act.

§ 8

The Annual General Meeting shall be held in Stockholm, Göteborg or Malmö.

§ 9

General Meetings shall be opened by the Chairman of the Board, or a person appointed by the Board of Directors for this purpose, who directs business until the Chairman of the Meeting is elected. At the Annual General Meeting, the following items of business shall be addressed:

1.	Election of Chairman of the Meeting.

2.	Preparation and approval of the list of shareholders entitled to vote at the meeting.

3.	Election of one or two minute-checkers who in addition to the Chairman shall verify the minutes.

4.	Determination of whether the Meeting has been duly convened.

5.	Approval of the meeting agenda.

6.	Presentation of the annual report and the auditors report and the consolidated financial statements and the auditors report on the consolidated financial statements.

7.	Resolutions concerning: a) adoption of the income statement and the balance sheet and the consolidated income statement and the consolidated balance sheet; b) the disposition to be made of the Company’s profits or losses as shown in the balance sheet adopted by the Meeting; c) the discharge of the members of the Board of Directors and of the President from personal liability for the fiscal year.

8.	Determination of the number of members and deputy members of the Board of Directors and, where relevant, of the number of auditors and deputy auditors.

9.	Determination of the fees to be paid to the Board of Directors together with the division of such fees between the Chairman and other members of the Board of Directors as well as any compensation for Board Committee work and, where relevant, of fees payable to the auditors.

10.	Election of the members and deputy members of the Board of Directors and chairman of the Board of Directors and, where relevant, the election of auditors and deputy auditors.

11.	Other business to be addressed by the Meeting in accordance with the Swedish Companies Act (1975:1385) or the Articles of Association.

§ 10

Notice of the Annual General Meeting and notices of Extraordinary General Meetings where the question of changes to the Articles of Association are on the agenda shall be issued no earlier than six weeks and no later than four weeks before the Meeting. Notices of other Extraordinary General Meetings shall be issued no earlier than six weeks and no later than two weeks before the Meeting. Notice shall be given by means of advertisements in Post-och Inrikes Tidningar and in at least one daily newspaper with a nationwide circulation.

§ 11

To be entitled to participate in the business of a General Meeting, shareholders shall be entered as a shareholder on the transcript of the entire share register, as stipulated in Chapter 3, § 13, second paragraph of the Swedish Companies Act, that relates to the conditions prevailing ten days prior to the Meeting and shall also provide notification of their intention to attend the Meeting not later than 4 p.m. on the day stipulated in the notice convening the General Meeting. The latter day must not be a Sunday, any other public holiday, a Saturday, Midsummers Eve, Christmas Eve or New Years Eve and must not be more than five weekdays prior to the Meeting. Shareholders whishing to bring one or two counsels to the General Meeting shall notify the company of their intent within the above mentioned period of time.

§ 12

At a General Meeting, each person entitled to vote is entitled to exercise voting rights on the full number of shares that he or she owns or represents.

§ 13

The Company’s fiscal year shall extend from January 1 to December 31.

§ 14

Any person that on the stipulated date is entered in the Share Register, or such other register as stipulated in Chapter 3, § 12 of the Swedish Companies Act, shall be considered authorized to receive dividends and, in connection with bonus issues, to receive new shares to which the holder is entitled and to exercise the shareholders preferential right to participate in share issues.

These Articles of Association were approved at the Annual General Meeting held on April 27, 2005.

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